LETTER AGREEMENT

AMG GW&K Enhanced Core Bond Fund

Fund Management Agreement

February 27, 2017

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Fund Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Manager”) and AMG
Funds II (formerly Managers Trust II) (the “Company”), dated as of August 1, 2000, and as amended from time to time (the
“Fund Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 11 of the Fund Management Agreement, the Company hereby notifies you that Appendix B to the Fund Management Agreement is amended, effective as of the date hereof, to reflect a revised management fee (the “New Management Fee”) that has been agreed to by the Company and the Manager with respect to AMG GW&K Enhanced Core Bond Fund, a series of the Company. Attached as Schedule A is an amendment to Appendix B to the Fund Management Agreement setting forth the annual fee the Company will pay the Manager on behalf of AMG GW&K Enhanced Core Bond Fund pursuant to Section 6 of the Fund Management Agreement. Schedule A supplements and supersedes any information to the contrary relating to AMG GW&K Enhanced Core Bond Fund contained in Appendix B to the Fund Management Agreement.

Please acknowledge your agreement to the New Management Fee as set forth on Schedule A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:	/s/ Donald S. Rumery
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: February 27, 2017

Schedule A

AMENDMENT TO

APPENDIX B

Annual rate of management fees, expressed as a percentage of the average net asset value of the series:

Name of Series	Annual Percentage Rate of Management Fee
AMG GW&K Enhanced Core Bond Fund	0.30%